Exhibit 4.5

ZOOMCAR HOLDINGS, INC. 2023 Equity Incentive Plan

RESTRICTED STOCK UNIT AWARD AGREEMENT

I.	NOTICE OF RESTRICTED STOCK UNIT AWARD

Participant Name: _______________________________

Address: ______________________________________

Zoomcar Holdings, Inc., a Delaware corporation (the “Company”) hereby grants the undersigned Participant (the “Participant”) Restricted Stock Units (“RSUs”) covering shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), subject to the terms and conditions of the Zoomcar Holdings, Inc. 2023 Equity Incentive Plan (the “Plan”) and this Award Agreement (the “Award Agreement”), as follows:

Grant Date:

Total Number of RSUs Granted:

Vesting Commencement Date:

Vesting Schedule:

II.	AGREEMENT

1. Grant of RSUs.

(a) The Company hereby grants to the Participant named in the Notice of Restricted Stock Unit Award (the “Award”) in Part I of this Agreement the RSUs set forth in the Notice of Restricted Stock Unit Award as of the Grant Date set forth above. Each RSU represents the right to receive one Share, subject to the terms and conditions set forth in this Award Agreement and the Plan. The Participant will have no right to the distribution of any Shares until the time (if ever) the RSUs have vested.

(b) The RSUs are subject to the terms and conditions set forth in this Award Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Award Agreement, the terms of the Plan will control. Any capitalized terms not defined herein shall have the meaning set forth in the Plan.

(c) The RSUs will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.

2. Vesting. The RSUs will vest according to the Vesting Schedule above, except that any fraction of an RSU that would otherwise be vested will be accumulated and will vest only when a whole RSU has accumulated. Once vested, RSUs become “Vested Units” and shall be settled as provided in Section 3 below. When a Participant ceases to be a Service Provider, at any time before the RSUs have vested, the Participant’s unvested RSUs shall be automatically forfeited upon such cessation, and the Company shall not have any further obligations to the Participant with respect to such RSUs that have been so forfeited under this Award Agreement.

3. Settlement of Vested Units.

(a) As soon as practicable and generally within sixty (60) days following the vesting date (and in any event no later than March 15 of the calendar year following the calendar year in which such vesting occurs if settlement of the RSUs cannot be settled within said sixty- (60) day period for reasons outside the reasonable control of the Company), the Company shall, (i) issue and deliver to the Participant the number of Shares equal to the number of Vested Units; and (ii) enter the Participant’s name on the books of the Company as the shareholder of record with respect to the Shares delivered to the Participant.

(b) Notwithstanding the foregoing, the Company may delay any payment under this Award Agreement that the Company reasonably determines would violate Applicable Laws until the earliest date the Company reasonably determines the making of the payment will not cause such violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)); provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Code Section 409A.

4. Rights as Shareholder; Dividend Equivalents.

(a) The Participant shall not have any rights of a shareholder with respect to the Shares underlying the RSUs unless and until the RSUs vest and are settled by the issuance of such Shares.

(b) Upon and following the settlement of the RSUs, the Participant shall be the record owner of the Shares underlying the RSUs unless and until such Shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting rights).

(c) The Participant shall not be entitled to any dividend equivalents with respect to the RSUs to reflect any dividends payable on Shares.

5. Restrictions. Until such time as the RSUs are settled in accordance with Section 3 above, the RSUs or the rights relating thereto may not be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by the Participant, unless determined otherwise by the Administrator. Any attempt to assign, alienate, pledge, attach, sell, or otherwise transfer or encumber the RSUs or the rights relating thereto in violation of this Award Agreement or the Plan shall be wholly ineffective.

6. Adjustments. The Participant acknowledges that the RSUs and the Shares subject to the RSUs are subject to adjustment, modification, and termination in certain events as provided in this Award Agreement and the Plan.

7. Compliance. No Shares shall be issued pursuant to the settlement of Vested Units unless such issuance complies with Applicable Laws. The Participant acknowledges that the Plan and this Award Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

8. Participant’s Representations. The Participant represents to the Company that the Participant has reviewed with the Participant’s own tax advisors the tax consequences of receiving this Award Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant further agrees and represents that no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs or recoupment of any Shares acquired under the Plan or proceeds therefrom resulting from (i) the application of a clawback policy described in Section 10 hereof or required by Applicable Laws, or (ii) the Participant ceasing to be a Service Provider.

9. Tax Obligations.

(a) The Participant acknowledges and agrees that the Participant is ultimately liable for all federal, state, local, and non-U.S. income taxes, social insurance, payroll tax, fringe benefits tax, and payments on account or other tax-related items related to the Participant’s participation in the Plan (collectively, “Tax Items”). The Participant acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax Item in connection with any aspect of the Award, and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax Items or achieve a particular result. Furthermore, if the Participant becomes subject to Tax Items in more than one jurisdiction, the Participant acknowledges that the Company may be required to withhold or account for Tax Items in more than one jurisdiction. The Participant acknowledges and agrees that the Company may refuse to deliver the Shares if withholding amounts for Tax Items are not satisfied. The Company shall have the authority to cause any required tax withholding obligation to be satisfied, in whole or in part, by (i) withholding from Shares to be issued to the Grantee a number of Shares with an aggregate fair market value that would satisfy the withholding amount due; or (ii) causing its transfer agent to sell from the number of Shares to be issued to the Grantee, the number of Shares necessary to satisfy the federal, state and local taxes required by law to be withheld from the Grantee on account of such taxable event.

(b) Prior to the applicable taxable or tax withholding event, as applicable, the Participant shall pay or make adequate arrangements satisfactory to the Company to satisfy all Tax Items.

(i) If the RSUs are paid to the Participant in Shares and the Participant is not subject to the short-swing profit rules of Section 16(b) of the Exchange Act, the Participant authorizes the Company or its agents, at their discretion, to (A) withhold from the Participant’s wages or other cash compensation paid to the Participant by the Company, (B) arrange for the sale of Shares to be issued upon the settlement of the Award (on the Participant’s behalf and at the Participant’s direction pursuant to this authorization or such other authorization the Participant may be required to provide to the Company or its designated broker in order for such sale to be effectuated) and withhold from the proceeds of such sale, (C) withhold in Shares otherwise issuable to the Participant pursuant to this Award, and/or (D) apply any other method of withholding determined by the Company and, to the extent required by Applicable Laws or the Plan, approved by the Administrator.

(ii) If the RSUs are paid to the Participant and the Participant is subject to the short-swing profit rules of Section 16(b) of the Exchange Act, the Participant may satisfy the liabilities with respect to the Tax Items by one of the following, as determined by the Participant or the Administrator: (A) cash or check, (B) in whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the Tax Item liability, valued at their fair market value on the date of delivery, or (C) in whole or in part by the Company withholding Shares otherwise vesting or issuable under this Award.

(c) Depending on the withholding method, the Company may withhold or account for Tax Items by considering applicable statutory or other withholding rates, including minimum or maximum rates in the jurisdiction(s) applicable to the Participant. If liability for Tax Items is satisfied by withholding Shares, for tax purposes, the Participant will be deemed to have been issued the full number of Shares to which the Participant is entitled pursuant to this Award, notwithstanding that a number of Shares are withheld to satisfy Tax Item liabilities.

(d) Code Section 409A. This Restricted Stock Unit Award is intended to be exempt from Code Section 409A, and it shall be administered and interpreted in a manner that is consistent with such intent.

10. Compensation Recovery.

(a) The Participant agrees that this Award and any Shares or other benefits or proceeds therefrom that the Participant may receive hereunder shall be subject to forfeiture and/or repayment to the Company pursuant to any recovery, recoupment, “clawback” or similar policy of the Company, as may be amended from time to time, and with the provisions of any such Company policy deemed incorporated into this Award Agreement without the Participant’s additional or separate consent.

(b) At any time during the three years following the date on which Shares subject to this Award vest, the Company reserves the right to and, in the appropriate cases, will seek restitution of all or part of any Shares that have been issued or cash that has been paid pursuant to this Award Agreement if: (A) (i) the number of Shares or the amount of cash payment was calculated based, directly or indirectly, upon the achievement of financial results that were subsequently the subject of a restatement of all or a portion of the Company’s financial statements, (ii) the Participant engaged in intentional misconduct that caused or partially caused the need for such a restatement, and (iii) the number of Shares or the amount of cash payment that would have been issued or paid to the Participant had the financial results been properly reported would have been lower than the number of Shares actually issued or the amount of cash actually paid, or (B) the Participant has been determined to have committed a material violation of law or Company policy or to have failed to properly manage or monitor the conduct of a Service Provider who has committed a material violation of law or Company policy whereby, in either case, such misconduct causes significant harm to the Company.

(c) In the event the number of Shares issued or cash paid pursuant to this Award is determined to have been based on materially inaccurate financial statements or other Company performance measures or on calculation errors (without any misconduct on the part of the Participant), the Company reserves the right to and, in appropriate cases, will (i) seek restitution of the Shares or cash paid pursuant to this Award to the extent that the number of Shares issued or the amount paid exceeded the number of Shares that would have been issued or the amount that would have been paid had the inaccuracy or error not occurred, or (ii) issue additional Shares or make additional payment to the extent that the number of Shares issued or the amount paid was less than the correct amount.

(d) For purposes of the foregoing, the Participant expressly and explicitly authorizes the Company to issue instructions on the Participant’s behalf, to any brokerage firm and/or third-party administrator engaged by the Company to hold any Shares and other amounts acquired pursuant to this Award to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company upon the Company’s enforcement of its rights under this Section 10. By accepting this Award, the Participant agrees and acknowledges the Participant is obligated to cooperate with and provide any and all assistance requested by the Company in its efforts to recover or recoup Shares or the proceeds received therefrom pursuant to this Award, which may include, but shall not be limited to, executing, completing and submitting any documentation necessary to facilitate the Company’s efforts to recover or recoup Shares or the proceeds received therefrom pursuant to this Award. Additionally, by accepting this Award, the Participant acknowledges and agrees that no recovery or recoupment action pursuant to this Section 10, any Company clawback policy or otherwise will constitute an event that triggers or contributes to any right of the Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.

(e) This Section 10 is not intended to limit the Company’s power to take such action as it deems necessary to remedy any misconduct, prevent its reoccurrence and, if appropriate, based on all relevant facts and circumstances, punish the wrongdoer in a manner it deems appropriate.

11. Data Privacy Consent. In order to administer the Plan and this Grant Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Grant Agreement, the Grantee (i) authorizes each Relevant Company to collect, process, register and transfer to each other Relevant Company all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction which a Relevant Company considers appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

12. Notices. Any notice to be given under this Award Agreement to the Company must be in writing and addressed to the Company in care of the Company’s General Counsel at the Company’s principal office or the General Counsel’s then-current email address. Any notice to be given under the terms of this Award Agreement to the Participant must be in writing and addressed to the Participant at the Participant’s last known mailing address or email address in the Company’s personnel files. By a notice given pursuant to this Section 12, either party may designate a different address for notices to be given to the party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office, or when delivered by a nationally recognized express shipping company.

13. Entire Agreement; Governing Law. The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. This Award Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Award Agreement shall materially and adversely affect the Participant’s interest without the prior written consent of the Participant. This Award Agreement is governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware.

14. Award Agreement Severable. In the event that any provision of this Award Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of this Award Agreement.

15. Counterparts. This Award Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Award Agreement may be by actual or facsimile signature.

16. Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the RSUs, as and when settled pursuant to the terms of this Agreement.

17. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED SHARE UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AND NOT THROUGH THE ACT OF BEING GRANTED THIS AWARD OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER, AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

Participant acknowledges receipt of a copy of the Plan and represents that Participant is familiar with the terms and provisions thereof, and hereby accepts this Restricted Stock Unit Award, subject to all of the terms and provisions of the Plan and this Award Agreement. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement, and fully understands all provisions of the Award. Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Award, or this Award Agreement. The Participant further agrees to notify the Company upon any change in the residence address indicated below.

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PARTICIPANT	ZOOMCAR Holdings, Inc.

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